Exhibit 99.1

OpGen Announces Preliminary Unaudited Revenue and Cash Position for Second Quarter 2022 and Provides Business Update

•	Preliminary Total Revenue for Q2 2022 was approximately $1.0 million
•	Cash as of June 30, 2022 was approximately $16.6 million
•	First commercial customer contract for Acuitas AMR Gene Panel signed in June 2022

ROCKVILLE, Md., July 8, 2022 (GLOBE NEWSWIRE) -- OpGen, Inc. (Nasdaq: OPGN, “OpGen”), a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease, announced today that total preliminary unaudited revenue for the second quarter of 2022 was approximately $1.0 million, up from $0.8 million in the second quarter of 2021. Cash as of June 30, 2022 was approximately $16.6 million.

The company announced accomplishment of the following key milestones and recent developments in the second quarter:

•	OpGen signed its first commercial customer contract for the Acuitas AMR Gene Panel in June 2022
•	OpGen commenced a new At The Market (ATM) sales facility for up to $ 10.7 million, pursuant to which the company may sell, from time to time, in an “at the market” offering shares of its common stock
•	OpGen and Menarini expanded their distribution agreement to increase annual minimum revenue commitment by Menarini in the coming two years as well as a sale of the entire pool of installed Unyvero systems across nine European countries at residual fair market value from Curetis to Menarini
•	OpGen announced interim analysis results from clinical trial for Unyvero Urinary Tract Infection Panel
•	OpGen announced 1,000th patient sample enrolled in clinical trial for Unyvero Urinary Tract Infection Panel
•	OpGen announced publication of results from major clinical study using Unyvero Hospitalized Pneumonia (HPN) Panel in The Lancet Respiratory Medicine
•	OpGen announced publication of results of Unyvero Hospitalized Pneumonia Panel for detection of bacterial respiratory tract pathogens from serial specimens collected from hospitalized COVID-19 patients
•	OpGen’s subsidiary Curetis and Leader Life Sciences entered into a Unyvero distribution partnership for U.A.E. and Qatar
•	OpGen subsidiary Ares Genetics extended its collaboration agreement with Sandoz to drive cutting-edge digital solutions in global fight against antimicrobial resistance (AMR)
•	Ares Genetics also commercially launched new sequencing and analysis services globally
•	Curetis announced the restructuring of its debt with the European Investment Bank

Mr. Schacht commented, “We are excited by the progress made in the second quarter, especially the fact that in June we signed the first commercial contract for our Acuitas AMR Gene Panel in the U.S. with a major hospital in the Northeast, the expansion of our distribution partnership with Menarini with significantly increased annual minimum revenue commitments by Menarini along with the agreement whereby Menarini has purchased the entire European pool of Unyvero systems across 9 countries from us at residual fair market value.”

The preliminary Q2-2022 financial results are estimates prior to the completion of OpGen’s financial closing procedures and review procedures by its external auditors and therefore may be subject to adjustment when the actual results are available.

About OpGen, Inc.

OpGen, Inc. (Rockville, MD, USA) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with our subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s product portfolio includes Unyvero®, Acuitas® AMR Gene Panel and the ARES Technology Platform including ARESdb®, using NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction.

For more information, please visit www.opgen.com.

Forward-Looking Statements

This press release includes statements regarding OpGen’s second quarter 2022 results and the current business of OpGen. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the success of our commercialization efforts, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the fact that we may not effectively use proceeds from recent financings, the continued realization of expected benefits of our business combination transaction with Curetis GmbH, the continued impact of COVID-19 on the Company’s operations, financial results, and commercialization efforts as well as on capital markets and general economic conditions, our ability to satisfy debt obligations under our loan with the European Investment Bank, the effect of the military action in Russia and Ukraine on our distributors, collaborators and service providers, our liquidity and working capital requirements, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:
Oliver Schacht
President and CEO
InvestorRelations@opgen.com

OpGen Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@fischtankpr.com

OpGen Investor Contact:
Alyssa Factor
Edison Group
afactor@edisongroup.com